EXHIBIT 10.64

Exclusive 5-Year Collaboration Agreement

RECITALS

This 5-year Exclusive Collaboration Agreement (the “Agreement”) is entered into on April 1st, 2010 by and between:

Radient Pharmaceuticals Corporation (“RPC”), a company duly established and existing under the law of Delaware with its registered address at 2492 Walnut Avenue, Suite 100, Tustin, California 92780-6953 USA (“Party A”).

Jaiva Technologies, Inc. (hereinafter “JTI”), a company duly established and existing under the law of Delaware with its registered address at 525 North San Houston Pkwy, Suite 220, Houston, Texas 77060 USA  (“Party B”); and

Collectively, JTI Party B and RPC Party A are the sole Parties (the “Parties”) to this Agreement.

WHEREAS, Party A owns a proprietary cancer vaccine combination immunogene therapy technology, known as (hereinafter “CIT” and or “the Product”). A US patented technology (patent issued May 25, 2004), CIT is intended to build the body’s immune system and destroy cancer cells. Party A agrees to provide assess to the intellectual property and technical information associated to CIT to Party B on a long-term and exclusive basis for commercialization in the country of India;

WHEREAS, Party A and Party B, acknowledges that CIT uses two genes in combination to both build the body's immune system and to destroy cancer cells. Its GM-CSF gene alters the tumor by activating tumor-specific T-cells within the immune system, while its B7-2 gene enters the tumor to stimulate stronger and larger T-cells to attack the cancer. The approach is potentially superior to traditional gene therapy, which seeks to replace damaged or abnormal genes with healthy ones. This has proven to be difficult because of the number of genes involved. CIT was shown to be 100 percent effective in a humanized mouse model in previous clinical trials in Canada. CIT has been tested in Phase I clinical trials in patients with skin and brain cancer and, using Party A’s humanized mouse model, was show to be 100 per cent effective in a study run at the University of Alberta, Canada - where Dr. Lung-Ji Chang developed CIT before it was acquired by AMDL in 2001. Since then, Dr. Chang has continued to work on the technology as a consultant for Party A. Party A,  announced in May 2007 that it has received an important Israeli patent for an animal model for the evaluation of vaccines, which is a part of its unique CIT technology. Party A also has patents and patents pending claiming a novel model, and methods of using these models, derived through the CIT technology it believes will be far more useful than animal studies because Party A's "humanized" mice have human-like immune systems. The "humanized" mouse as claimed by Party A has been engineered to possess a human-like immune system. This "transgenic" mouse is extremely useful for studying the potential therapeutic benefits of candidate gene therapy compositions. Because the natural mouse immune system differs from the human immune system, experiments conducted in conventional mice are not always predictive of how new therapeutic compounds will work in humans. However, transgenic mice made in accordance with Party A's patents have an immune system more like a human's. Results obtained from experiments using this mouse may correlate significantly better than traditional animal models. That is why these mice are referred to as "humanized mice." Currently Party A holds patents for the "humanized mouse" in the U.S., Australia and Singapore.

WHEREAS, Party B acknowledges that Party A has spent considerable capital on the original acquisition of the CIT technology and currently holds it as an asset on its balance sheet valued at approximately US$1.4 million.

WHEREAS, Party A seeks to collaborate with one or more clinical laboratories, hospitals, physicians and patents located in the country of India in order to develop a commercialized use of RPC’s CIT technology. Party B holds significant relationship with various laboratories, hospitals, and physicians in the country of India.

WHEREAS, Party B will use its best efforts and has the exclusive right to create one or more clinical trails of Party A’s CIT technology that would lead to gaining governmental approval in the country of India of Party B’s CIT technology as an approved cancer therapeutic and or cancer vaccine. The Party’s agree that if a commercial use  is developed by Party B in the country of India, all net profits from the sales of the CIT technology or therapies developed from the CIT technologies, will be split 50/50 by both Parties.

WHEREAS, Party B agrees to underwrite any and all costs associated with its undertakings in India in order to commercialize Party A’s CIT technology. These cost could well exceed US$1.4 million. It understood be both parties that Party B may raise additional capital from 3rd Parties in order to underwrite a portion or all of these costs.

WHEREAS, Parties agree that A will own any and all patented or non-patented improvements to its CIT technology made by clinical laboratories, hospitals, physicians in India introduced by Party B.

Now, therefore, upon friendly negotiation, Party A and Party B have reached an agreement for the collaborative development of Party A’s CIT technology in the country of India, under terms set forth herein:

1.  RPC’s CONTRIBUTIONS

1.1	Provisioning of CIT Technology
Both parties agree that Party A shall provide all necessary technical and scientific information regarding Party A’s CIT technology to Party B on a timely basis and on an exclusive basis specifically for the country of India.

1.2	Provisioning of Technical Support
Both Parties agree that Party A shall provide technical support, at its  discression, that may be required in order for Party B to adequately perform its task of gaining commercialization of Party A’s CIT technology. All expenses associated with this technical support and any travel expenses shall be born by Party A.

2.  JTI’s CONTRIBUTIONS

2.1	CIT Commercialization in the Country of India
Both Parties agree that Party B shall underwrite the costs associated with any commercialization of Party A’s CIT technology in the country of India. Although JTI anticipates being able to underwrite any and all costs directly or by raising capital from various third parties, no guarantee to this provision is provided by JTI.

3.  DELIVERY OF TECHNICAL INFORMATION

3.1
Technical information delivery dates shall be specified through cooperative discussions between Party A and Party B and the delivery place shall be to Party B’s Texas offices or such other places as may be designated by Party B.

3.2	The title to the technical information and any improvements thereto shall remain in the possession of Party A.

4. COLLABORATION ECONOMICS

4.1	Provisioning of Costs
Party B agrees to underwrite any and all costs associated with its undertakings in India in order to commercialize Party A’s CIT technology. These cost could well exceed US$1.4 million. It understood be both Parties that Party B may raise additional capital from 3rd Parties in order to underwrite a portion or all of these costs. Although JTI anticipates being able to underwrite any and all costs directly or by raising capital from various third parties, no guarantee to this provision is provided by JTI.

4.2	SHARED BENIFITS
Both parties agree that any net profits derived by Party B and or any of its partners or affiliates, as a result of any commercialization of Party A’s CIT technology, will be split between Party A and Party B on a basis of 50% to Party A and 50% to party B. Reconciliation and payment will be made to Party A by Party B at the end of every quarter. Party B will make payments by wire transfer to Party A’s designated bank accounts. Party A shall issue to Party B an invoice for each payment.

5. REPRESENTATIONS AND WARRANTIES

5.1	Each Party represents and warrants to the other party that:

(1)	it is a company legally established and validly existing under the law of the USA and each has the capacity of right and action to execute and perform this Agreement in its own name;

(2)	it has obtained necessary internal approval to execute and perform this Agreement;

(3)	the person representing it to execute this Agreement has been duly authorized to do the same on its behalf; and

(4)	execution and performance of this Agreement by it is not in conflict with any judgments, rulings, contracts, agreement or any other documents binding upon it.

6. FORCE MAJEURE

6.1
Either Party shall not be held liable for nonperformance of all or part of the obligations hereunder due to any force majeure event, including without limitation, flood, earthquake, war, or any other events which are unpredictable at the time of executing this Agreement, uncontrollable and unavoidable and insurmountable.

6.2
Either Party affected by the force majeure events shall notify the other Party as soon as possible and shall, within fifteen (15) days after the occurrence of the force majeure, deliver to the other Party the documents certifying the occurrence of the force majeure issued by competent institutions.

6.3
In case of the force majeure events, the time for performance of the obligations hereunder shall be deferred accordingly. The deferral shall coincide with the continuance of the force majeure event; in case the force majeure continues for more than ninety days, both Parties may terminate this Agreement upon consultation.

7. CONFIDENTIALITY

Both Parties and their employees are obligated to keep in strict confidentiality any information hereunder and the information regarding technology, business and production of the other Party to which that Party had access by executing and performing this Agreement, excluding any disclosure required in public listing requirement by either Party. The obligations of confidentiality hereunder shall remain effective during the Term of this Agreement.

8. LIABILITY FOR BREACH

8.1	Either Party shall be liable in damages for breach of this Agreement.

8.2
Party A shall indemnify Party B for any loss resulting from any claims, litigations or any other legal proceedings in torts from any third party associated with the ownership of use of Party A’s technology.

8.3
In case Party B should default in making payment pursuant to this Agreement and/or Orders, Party B shall be liable for damages in an amount of 18%]of the arrears, but in no event exceeding the aggregate amount in arrears.

9. NO WAIVER

No failure to exercise or any delay in exercising, on the part of either Party, any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege prevent any further exercise thereof.

10. RESOLUTION OF DISPUTES

10.1	Both Parties agree to resolve the disputes in connection with this Agreement by way of friendly negotiation in the first instance.

10.2
Both Parties agree to refer the disputes to International Arbitration Committee for arbitration in accordance with its arbitration rules should both Parties not resolve the disputes in the aforesaid manner within 60 days after the disputes arise. The arbitral award shall be final and binding upon both Parties.

11. NOTICE AND SERVICE

11.1
Any notice or other communication to be given (hereinafter referred to as “Notice”) under this Agreement shall be in writing (by delivery by hand, mail and fax) and shall be sent to the addressee at the following address or number and indicate the name of the following contact persons to constitute a valid notice.

Party A: Radient Pharmaceuticals Corporation
Attn:  Mr. Douglas C. MacLellan
Address:  2492 Walnut Avenue, Suite 100,
                  Tustin, California USA 92780-6953
Fax: 1 (714) 505-4464

Party B: Jaiva Technologies, Inc.
Attn:  Dr. Umesh Bhatia
Address:  525 North Sam Houston Parkway, Suite 220
                  Houston, Texas 77060 USA
Fax: 1 (281) 727-0300

11.2	Any notice served in the way set forth in 11.1 shall be deemed to have been duly given:

(1)	in the case of delivery by hand, when its receipt is acknowledged by the addressee; failing which, it shall not be deemed to have been duly given.

(2)
in the case of the mail delivery, which shall be registered mail or courier delivery, on the 48 hours following the date of posting (or the day immediately following that day if that time falling on the holiday) ;

(3)
in the case of fax, when sent, provided, however, if the day the notice is sent falls on a holiday, the notice shall be deemed to have been given on the first business day immediately following such holiday.

11.3
In case of any change in the aforesaid addresses or numbers of either Party, that Party shall notify in writing the other Party of such change within 7 days after the change; or else, any notice sent by the other Party at the original address or number shall be deemed to have been duly given.

12. EFFECTIVENESS AND TERM OF THE AGREEMENT

12.1	This Agreement shall become effective upon being executed by authorized representatives of both Parties.

12.2
The effectiveness period of this Agreement shall commence from the effectiveness of this Agreement and continue till March 31, 2015 (“Term”). Upon the expiration of this Agreement, unless either Party raises a three-month prior written objection, the Term shall be automatically renew for (5) five years; provided, however, both Parties shall consult on the specific quantity of the supply and thus revise this Agreement. In the event that Party A proposes not to extend the Term of this Agreement, in which case a three-month-prior notice should be given to Party B, Party B shall have the right of first refusal with respect to the negotiation on procurement of the Products hereunder for three months, whereby both Parties may re-negotiate on such terms as the demand for and price of the Products.

13. EXCLUSITIVITY
The Parties agree that party B has been provided an exclusive right to commercialize Party A’s CIT technology in the country of India.

14. UNADDRESSED MATTERS
With respect to any matters unaddressed herein, both Parties shall make resolution by friendly consultation and enter into supplemental contract or provisions, which shall be equal to this Agreement the legal effect.

15. ENTIRE AGREEMENT
This Agreement and any Schedules thereto shall constitute the entire agreement on the subject matter contemplated herein between Party A and Party B and supersede all previous discussions, negotiations and agreements or any other written documents between both Parties. Any amendment or supplement to this Agreement shall be made in writing and executed by the authorized representatives of both Parties to become effective.

IN WITNESS WHEREOF, both Parties has caused this Agreement to be executed by the duly authorized representatives of both Parties on the date herein above written, in two (2) originals of counterparts, with each Party holding one.

Party A: Radient Pharmaceuticals Corporation

Signature:
Name:	Douglas C. MacLellan
Title:	CEO

Party B:	Jaiva Technologies, Inc.

Signature:
Name:	Umesh Bhatia
Title:	CEO